Exhibit 11

                   AvTel Communications, Inc. and Subsidiaries
                        Computation of Per Share Earnings
                                   (Unaudited)



                                      Three Months             Six Months
                                     Ended June 30,          Ended June 30,
                                 ----------------------  ----------------------
                                    1998        1997        1998        1997
                                 ----------  ----------  ----------  ----------

Net Income (Loss)                (2,112,947)   (198,657) (3,785,437)    173,202
Less preferred dividends             11,816      20,000      23,632      40,000
                                 ----------  ----------  ----------  ----------
   Income (Loss) applicable
    to common shareholders       (2,124,763)   (218,657) (3,809,069)    133,202
                                 ==========  ==========  ==========  ==========
Weighted average number of
  common shares                   9,549,958   9,366,447*  9,513,924   9,366,420*
                                 ==========  ==========  ==========  ==========
Net income (loss) per common
  share - basic and diluted           (0.22)      (0.02)*     (0.40)       0.02*
                                 ==========  ==========  ==========  ==========




* The 1997 amounts are presented on a pro forma basis.